EXHIBIT 10.9

EMPLOYMENT AGREEMENT

Margery M. Harris

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of January 3, 2005 (the “Effective Date”) by and between Texas Genco LLC (the “Company”), Texas Genco Operating Services LLC, a wholly owned subsidiary of the Company (the “Service Company”) and Margery M. Harris (the “Executive”).

WHEREAS, pursuant to a Transaction Agreement dated as of July 21, 2004, the Company has agreed to, among other things, acquire Texas Genco Holdings, Inc. (“TGH”), in a multi-step transaction; and

WHEREAS, as of the Effective Date, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and Executive desires to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term of Employment.  Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on January 3, 2005 and ending on December 31, 2009 (the “Employment Term”); provided, however, that commencing with December 31, 2009 and on each December 31 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one year period, unless the Company or Executive provides the other party hereto at least 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended (“Notice of Nonrenewal”).

2.                                       Position.

a.                                       During the Employment Term, Executive shall serve as the Senior Vice President, Human Resources of the Company and of the Company’s significant subsidiaries.  In such position, Executive shall, subject to any limitations or other directions determined from time to time by the Board of Managers of the Company (the “Board”) or the Chief Executive Officer of the Company (the “Chief Executive Officer”), have such duties and authority as are consistent with the position of senior vice president of human resources of a company (and subsidiaries) of similar size and nature.  Executive shall report directly to the Board and Chief Executive Officer.

b.                                      During the Employment Term, Executive will devote Executive’s full business time to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided, further, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3.                                       Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $270,000, payable in regular installments in accordance with the Company’s usual payment practices.  Commencing in 2006, and annually thereafter, the Board (or its Compensation Committee, as appropriate) shall review Executive’s base salary in light of the performance of Executive and the Company, and may, in its sole discretion, increase (but not decrease) such base salary by an amount it determines to be appropriate.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.                                       Annual Bonus.  During the Employment Term, Executive shall be eligible to earn an annual bonus award in respect of each fiscal year of the Company (or, for each of the first and last years of the Employment Term, a pro rata bonus award based on the ratio that the number of days of such fiscal year during the Employment Term bears to 365) (each an “Annual Bonus”), in a target amount equal to 50% of Executive’s Base Salary (the “Target Bonus”), with a maximum bonus opportunity of 100% (increasing in a linear progression above 50% and up to 100% of Executive’s Base Salary), with no bonus payable unless the Company achieves the threshold level of performance established by the Board (for which the threshold bonus will be 16.5% of Executive’s Base Salary), payable pursuant to the terms of the applicable incentive compensation plan to be established by the Board as soon as practicable after the Effective Date (the “Incentive Plan”).  Each Annual Bonus shall be payable promptly following a determination by the Board (or a designated committee thereof) that the applicable performance criteria have been satisfied, but in no event later than 30 days after the audited consolidated financial statements for the Company are prepared for each such fiscal year.

5.                                       Equity Participation.  Executive will be provided a confidential information memorandum (the “PPM”) regarding the Equity Program and the Company will offer Executive the opportunity to invest $100,000 in Units of the Company on the terms in the PPM and Equity Documents (defined below) at a price of $5.00 per Unit.  Subject to review of the PPM, Executive agrees to invest in the Company and pay for such Units of the Company by March 15, 2005 (the “Purchase Date”).  Executive’s equity participation in the Company shall be subject to her review of the Confidential Information Memorandum (the “PPM”), and shall be documented pursuant to the Texas Genco LLC 2004 Unit Plan (the “Unit Plan”), Management Unitholder’s Agreement, Unit Option Agreements, Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 15, 2004 (the “LLC Agreement”), as amended from time to time, each as executed by Executive, the Company, and its members, as applicable, in such forms as are agreed to by the parties (collectively, the “Equity Documents”).  The Company and Executive each acknowledges that the terms and conditions of the aforementioned Equity Documents govern Executive’s acquisition, holding, sale or other disposition of Executive’s equity in the Company, and all of Executive’s and the Company’s rights with respect thereto.

6.                                       Employee Benefits.

a.                                       During the Employment Term, Executive shall be entitled to (1) participation in the Company’s employee 401(k), health and welfare benefit plans and all fringe benefits and executive perquisites as in effect from time to time, (2) 20 paid vacation days per year and (3) sick leave, paid holidays and other paid time off in accordance with the Company’s policies as in effect from time to time (collectively “Employee Benefits”), on a basis no less favorable than those benefits generally made available to other senior executives of the  Company or to the Company’s employees generally.

7.                                       Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.                                       Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates; provided, however, that Executive’s rights with respect to her equity participation shall be governed solely by the Equity Documents.

a.                                       By the Company For Cause or By Executive Resignation Without Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive shall be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

(ii)  For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity actually suffered by Executive as a result of any illness or other disability) for a period of 15 days following written notice by the Company to Executive of such failure (where such notice specifically identifies the manner in which the Company believes Executive has not substantially performed her duties), (B) Executive’s conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any willful act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (D) Executive’s willful and material breach of the provisions of Sections 9 or 10 of this Agreement; provided, however, that Executive shall not be terminated for Cause under any of clauses (A), (C) or (D) above unless there shall have been delivered to Executive a copy of a resolution duly adopted by the Board, at a meeting of such Board (after reasonable notice to Executive and an opportunity for Executive, together with her counsel, to be heard at such meeting), finding that in the good faith opinion of the Board, Executive had engaged in conduct of the type described in any of clauses (A), (C) or (D) above and specifying the particulars thereof.

(iii)  If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)                              the Base Salary through the date of termination;

(B)                                any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)                                reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)                               such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company for Executive and her family (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), and Sections 13 and 14 of this Agreement, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided, however, that Executive’s rights with respect to her equity participation shall be governed solely by the Equity Documents.

b.                                      Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii)  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)                              the Accrued Rights; and

(B)                                a lump sum payment of the pro rata portion (based upon the number of days in the applicable fiscal year during which Executive was employed with the Company through the date of such termination, relative to the number of days in the applicable fiscal year) of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to the Incentive Plan in respect of the Fiscal Year in which such termination occurs, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated,

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), and Sections 13 and 14 of this Agreement, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided, however, that Executive’s rights with respect to her equity participation shall be governed solely by the Equity Documents.

c.                                       By the Company Without Cause or Resignation by Executive for Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii)  For purposes of this Agreement, “Good Reason” shall mean (A) any material breach by the Company of this Agreement, (B) any sustained diminution, other than in an inconsequential or immaterial aspect, in Executive’s authority, title, duties or responsibilities from those described in Section 2 hereof, (C) the assignment to Executive of a material amount of different or additional duties that are significantly inconsistent with Executive’s position, (D) a merger or other business combination or a material divestiture of all or substantially all of its assets, whereby the Company is no longer primarily in the energy related business, or (E) the relocation of Executive, the Company’s principal executive offices or all or substantially all of the Company’s executive level employees without Executive’s consent, to any location outside of the Houston, Texas metropolitan region.  Executive shall have the right to terminate her employment for “Good Reason” by giving the Company notice in writing of the reason for such termination and the Employment Term shall terminate on the date of Executive’s termination of employment; provided that either of the events described in this Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.  Executive’s failure to resign in connection with any event, or occurrence, which constitutes Good Reason shall not be deemed a waiver of any other event or occurrence thereafter which constitutes Good Reason.

(iii)  If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)                              the Accrued Rights;

(B)                                subject to Executive’s continued compliance with the provisions of Sections 9 and 10, a payment equal to the sum of (x) the Base Salary at the rate in effect immediately prior to the Date of Termination (without regard to any decrease which constitutes a breach of this Agreement as described in clause (A) of Section 8(c)(ii) which is the basis for Executive’s resignation for Good Reason) and (y) the Target Bonus for the year in which such termination occurs, payable in equal monthly installments over the twelve (12) month period commencing on the date of such termination; provided, however, that the aggregate amount described in this subsection (B) shall be reduced by any amounts owed by Executive to the Company and any amounts for any loans, or funds advanced, to, Executive; provided, further, that if, on or after a Change of Control (as defined in the LLC Agreement), Executive’s employment is (or has previously been) terminated by the Company without Cause (other than by death or Disability) or if Executive resigns (or has previously resigned) for Good Reason, a lump sum amount equal to the aggregate amount remaining payable under this subsection (B) shall, as soon as practicable, but in no event later than 15 days, after the later of the effective date of such termination or such Change of Control, be paid to Executive, subject to repayment unless Executive continues to comply with the provisions of Sections 9 and 10; provided, that such repayment shall be paid in a lump sum upon demand by the Company, and shall be in an amount equal to the lump sum payment made pursuant to this subsection (B) multiplied by a fraction, the numerator of which is the number of months the Executive fails to comply with the provisions of Sections 9 or 10 during the first 12 months following the effective date of Executive’s termination of employment, and the denominator of which is the number of monthly installments comprising the lump sum payment which was paid to Executive; and

(C)                                subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continuation of welfare benefits for Executive and her family (pursuant to the same benefit plans as in effect for active executive employees of the  Company) (i) for a period through the later of (x) the second anniversary of the date of such termination, or (y) the date on which the Employment Term would have otherwise expired, or (ii) if Executive commences receiving coverage under comparable welfare benefit plans from any subsequent employer (“Comparable Coverage”) prior to the occurrence of (x) or (y) of the preceding clause, through the date such Comparable Coverage commences.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii), and Sections 13 and 14 of this Agreement, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided, however, that Executive’s rights with respect to her equity participation shall be governed solely by the Equity Documents.

d.                                      Expiration of Employment Term.  In the event either party delivers a Notice of Nonrenewal, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights (including, without limitation, her full Annual Bonus for her final year of employment).  Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 8(d) and in Sections 13 and 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement, and the Executive shall have no further obligations under Section 9, provided, however, that Executive’s rights with respect to her equity participation shall be governed solely by the Equity Documents, and solely in respect of the Executive’s rights under the Equity Documents: (i) if the Company delivers a Notice of Nonrenewal, and Executive subsequently terminates her employment with the Company, Executive’s employment shall be deemed terminated by Executive for Good Reason; and (ii) if the Executive delivers a Notice of Nonrenewal, and Executive subsequently terminates her employment with the Company, Executive’s employment shall be deemed terminated by Executive without Good Reason.  For the avoidance of doubt, any changes set forth in this Section 8(d) relating to the termination of Executive’s employment by Executive after either party delivers a Notice of Nonrenewal shall apply only for purposes of the Equity Documents, and shall have no further effect on this Agreement.  Notwithstanding the foregoing, if the

Company elects, in its sole discretion, that Section 9 shall apply for a period of up to one year following Executive’s termination of employment under this Section 8(d), Executive shall be paid one hundred fifty percent (150%) of the Base Salary at the rate in effect immediately prior to the termination of Executive’s employment for such  period.  In order to make the election described in the preceding sentence, the Company must deliver written notice to Executive, at least 60 days prior to the end of the Term, which explains that the Company has made such election and sets forth the period of time that Section 9 shall continue to apply (and that Executive shall continue to be paid 150% of the Base Salary).

e.                                       Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f.                                         Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), and any board of directors or managers (and any committees thereof) of any of the Company’s affiliates.

g.                                      Payments to Executive.  Except where provided otherwise, all payments required to be made by the Company to Executive under this Section 8 in connection with the termination of Executive’s employment shall be payable within 15 days after the effective date of such termination; provided, however, that nothing shall affect or impair such rights as Executive shall have pursuant to the Equity Documents.

9.                                       Non-Competition.

a.                                       Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(1)                                                                                  During the Employment Term and, except as provided in Section 8(d), for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(i)                                     engage in any business that competes with the business of the Company or its subsidiaries (including, without limitation, businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its subsidiaries materially operates, produces, sells, leases, rents, licenses or otherwise provides material products or services (a “Competitive Business”);

(ii)                                  enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)                               acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)                              interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its subsidiaries and customers, clients, or suppliers of the Company or its subsidiaries.

(2)                                                                                  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(3)                                                                                  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)                                     solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries; or

(ii)                                  hire any such employee who was employed by the Company or its subsidiaries as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its subsidiaries coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(4)                                                                                  During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its subsidiaries any consultant then under contract with the Company or its subsidiaries.

b.                                      It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.                                 Confidentiality; Intellectual Property.

a.                                       Confidentiality.

(i)  Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person outside the Company; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)  “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)  Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b.                                      Intellectual Property.

(i)  If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”) either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii)  Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iii)  Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(iv)  The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.

11.                                 Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach.  In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, however, that if the Company does not institute and prevail in an action to obtain such an equitable remedy, the  Company shall re-pay and otherwise reimburse Executive for the payments and benefits which the Company ceased making or providing, and interest on such payments at the Company’s reference lending rate with its principal bank lender.  Notwithstanding anything contained in this Section 11, Executive’s rights with respect to her equity participation shall be governed solely by the Equity Documents.

12.                                 Miscellaneous.

a.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  The Company may cause the Service Company or another subsidiary to discharge the Company’s obligations to Executive to make cash payments and provide benefits as set forth in this Agreement (except with respect to any equity participation rights pursuant to the Equity Documents), and any such discharge of the Company’s obligations by the Service Company or another subsidiary shall not be deemed to modify this Agreement.

c.                                       No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive or the Company, except as set forth below.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company only to a Person which is a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor Person.

f.                                         Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

g.                                      Set Off; Mitigation.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, except for any amounts loaned or advanced to Executive by the Company or its affiliates or otherwise as provided in Section 8(c)(iii) hereof.  Notwithstanding the foregoing, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

h.                                      Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Texas Genco LLC

c/o Texas Genco Operating Services LLC

12301 Kurland Avenue

Houston, Texas 77034

Telecopy:                                           (713) 945-3500

Attention:                                         Chief Legal Officer

with a copy to

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telecopy:                                           (212) 455-2502

Attention:                                         David J. Sorkin

Brian M. Stadler

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i.                                          Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j.                                          Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but shall be done to the extent reasonably possible in a manner as to reduce interference in Executive’s new position after her employment hereunder ends.  The Company shall reimburse Executive for any reasonable out of pocket expenses she incurs in connection with such cooperation.  This provision shall survive any termination of this Agreement.

k.                                       Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l.                                          Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.                                 Excise Taxes.

a.                                       If, after the Company becomes taxable as a corporation for federal income tax purposes and the Company has issued stock that is “readily tradeable on an established securities market” as described in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), it shall be determined (as hereafter provided) that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, one or more trusts established by the Company for the benefit of its employees, or any other person or entity, to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or effective control or a change in the ownership of a substantial portion of the assets” of the Company or an affiliate, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Company shall make an additional payment (the “Gross-Up Payment”) to Executive such that, after payment of all Excise Taxes and any other taxes payable in respect of such Gross-Up Payment, Executive shall retain the same amount as if no Excise Tax had been imposed.

b.                                      Subject to the provisions of Section 13(a) hereof, all determinations required to be made under this Section 13, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the change in control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by Executive).  The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the receipt of notice from Executive or the Company that there has been a Payment, or any other such time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall make the Gross-Up Payment.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that she has substantial authority not to report any Excise Tax on her federal, state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (the “Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 13(d) below, and Executive thereafter is required to make a payment of any Excise Tax, the

Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Company and Executive of such calculations, and any such Underpayment (including the Gross-Up Payment to Executive) shall be promptly paid by the Company to or for the benefit of Executive within five (5) business days after receipt of such determination and calculations. All fees and expenses of the Accounting Firm shall be paid by the Company in connection with the calculations required by this section.

c.                                       The federal, state and local income or other tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive.  Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

d.                                      Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (w) give the Company any information which is in Executive’s possession reasonably requested by the Company relating to such claim, (x) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (y) cooperate with the Company in good faith in order to effectively contest such claim, and (z) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to Executive, and Executive shall use such amount received to pay such claim, and the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

e.                                       If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 13, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Section 13(d)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto) (or, to the extent such payment would be deemed prohibited by applicable law, shall be treated as a prepayment by the Company of any amounts owed to Executive). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 13(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such payment made to Executive thereunder shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

f.                                         The Company’s obligations under this Section 13 shall survive any termination of Executive’s employment with the Company, other than a termination by the Company for Cause.

14.                                 Indemnification.  During the Employment Term and thereafter, the Company shall indemnify Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against Executive as a result of Executive serving as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement).  This indemnification shall be in addition to, and not in lieu of, any other indemnification Executive shall be entitled to pursuant to the LLC Agreement, the Company’s Certificate of Incorporation or otherwise.  Following Executive’s termination of employment, the Company shall continue to cover Executive under the Company’s directors and officer’s insurance, if any, for the period during which Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of her service as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during the Employment Term, at the highest level then maintained for any then current or former officer.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Texas Genco LLC

By:	/s/ Thad Miller
Name: Thad Miller
Title:	Chief Legal Officer and Executive Vice President

Texas Genco Operating Services LLC

By:	/s/ Thad Miller
Name: Thad Miller
Title:	Chief Legal Officer and Executive Vice President

Executive:

/s/ Margery M. Harris
Margery M. Harris